UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 24, 2008

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 24, 2008, USEC Inc. ("USEC" or the "Company") entered into a contract with Fluor Enterprises, Inc. ("Fluor") a subsidiary of Fluor Corporation to provide engineering, procurement, construction and construction management services for USEC’s American Centrifuge plant.

In May 2004 Fluor was awarded a contract to provide such services for USEC’s lead cascade and for the initial design and construction of the American Centrifuge Plant on a cost plus fixed fee basis.

Under the new contract, Fluor will be reimbursed for costs plus a fixed fee. Fluor also can earn incentive fee based on cost savings. Fluor’s incentive fee may be reduced if it fails to meet certain safety performance standards. The contract provides for an estimated total cost including fixed and incentive fee of approximately $1.02 billion to $1.12 billion. This cost estimate is consistent with the previously announced $3.5 billion budget for the American Centrifuge Project. Included in the estimated cost of the contract is approximately $466 million which, as of August 31, 2008 has already been invoiced and paid or has already been contracted for through Fluor for material and equipment from other suppliers.

Under the contract, USEC will make weekly payments based on actual costs incurred and invoiced by Fluor. Prior to completion of the contract, USEC may terminate the contract for convenience and is liable for all costs incurred but not previously paid, including liability for termination of Fluor’s subcontractors, plus a percentage of Fluor’s fixed fee and a termination fee equal to a percentage of the costs incurred for work completed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

September 25, 2008	By:	/s/ John C. Barpoulis

Name: John C. Barpoulis
Title: Senior Vice President and Chief Financial Officer (Principal Financial Officer)